UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 31, 2007
INTERNATIONAL GAME TECHNOLOGY
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-10684 (Commission File Number)	88-0173041 (IRS Employer Identification Number)
9295 Prototype Drive, Reno, Nevada 89521
(Address of principal executive offices) (Zip Code)
(775) 448-7777
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
SIGNATURE

Item 3.02 Unregistered Sales of Equity Securities.
On December 20, 2006, International Game Technology (the “Company”) announced that all of its outstanding zero coupon convertible debentures due January 29, 2033 (the “Debentures”) would be redeemed on January 10, 2007. As a result of this announcement holders of the Debentures were entitled to exercise their rights, under the terms of the indentures under which the Debentures were issued, to convert their Debentures into shares of the Company’s common stock, par value $0.00015625 per share (the “Common Stock”) and, if applicable, cash. Since December 13, 2006, the date of filing of our Annual Report on Form 10-K, the holders of approximately $963.3 million face value of the Debentures surrendered those Debentures for conversion.
The aggregate number of shares issued upon conversion of the surrendered Debentures was determined using a formula based in part upon the market price of Common Stock over an “applicable conversion reference period” which ended on January 26, 2007. From December 13, 2006 to January 31, 2007 the Company issued approximately 1.6 million shares of Common Stock and made cash payments for certain of the Debentures surrendered for conversion. On January 31, 2007, the Company issued an additional approximately 5.7 million shares of Common Stock and made additional cash payments in exchange for the balance of the Debentures surrendered for conversion.
The Company issued the Common Stock to the holders of the Debentures in reliance upon the exemption provided by section 3(a)(9) of the Securities Act 1933.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL GAME TECHNOLOGY (Registrant)
Date: January 31, 2007	By:	/s/ Maureen T. Mullarkey
		Name:	Maureen T. Mullarkey
		Title:	Executive Vice President and Chief Financial Officer